Newkirk Realty Trust, Inc.

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4680

                           NEWKIRK REALTY TRUST, INC.
     SELLS 50 RETAIL PROPERTIES LEASED TO ALBERTSON'S INC. FOR $160 MILLION

      FOR IMMEDIATE RELEASE - BOSTON, July 17 /PRNewswire-FirstCall/ -- Newkirk Realty Trust, Inc. (NYSE:NKT) has consummated the previously announced sale of 50 of its retail properties to Kimco Realty Corporation and Schottenstein Stores Corporation for a gross purchase price of $160 million. The sold properties were leased to Albertson's, Inc., contained an aggregate of 2.3 million square feet and had current lease terms expiring over the next 4.5 years.

      After closing costs, Newkirk received net proceeds of approximately $159 million, approximately $22 million of which was used to satisfy existing debt. The balance of the net proceeds were deposited with a Qualified Intermediary for use in 1031 tax free exchanges including approximately $49 million of which was used for reverse 1031 exchanges in connection with the previously acquired property located Rochester, New York leased to The Frontier Corporation and the Glenwillow, Ohio property leased to Royal Appliance that was acquired on June 30, 2006.

      Newkirk Realty Trust, Inc. is a qualified real estate investment trust or REIT. Through its subsidiaries and joint ventures, Newkirk acquires, owns, and manages a portfolio of office, retail, and industrial properties. Newkirk also originates and acquires loans secured by real estate and invest in other real estate-related assets. Newkirk's portfolio, most of which is triple-net leased, consists of 165 properties comprising approximately 14.5 million square feet located throughout 34 states. Newkirk's executive offices are located in Jericho, New York and Boston, Massachusetts. Please visit Newkirk's web site at www.newkirkreit.com for additional information relating to its properties and tenants.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports including the annual report on Form 10-K for the year ended December 31, 2005. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.newkirkreit.com or at the SEC website www.sec.gov.